                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                INTERFACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                INTERFACE, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                INTERFACE, INC.
                       2859 PACES FERRY ROAD, SUITE 2000
                             ATLANTA, GEORGIA 30339
                                ---------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1999
                                ---------------

    The annual meeting of shareholders of Interface, Inc. (the "Company") will be held on Tuesday, May 18, 1999, at 4:00 p.m., at the Company's office located at 2859 Paces Ferry Road, Atlanta, Georgia, for the purpose of considering and voting upon:

                                                                                                        RECOMMENDED
                                                      ITEM                                                 VOTE
           ------------------------------------------------------------------------------------------  -------------
       1.  The election of 13 members of the Board of Directors, six directors to be elected by the         FOR
           holders of the Company's Class A Common Stock and seven directors to be elected by the holders of the Company's Class B Common Stock.

       2.  A proposal to approve the Company's Executive Bonus Plan.                                        FOR

       3.  If presented, a proposal submitted by two shareholders requesting implemen-tation of the       AGAINST
           MacBride Principles concerning employment practices of the Company's subsidiary that has a facility in Northern Ireland.

       4.  Such other matters as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 24, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    A Proxy Statement and Proxy solicited by the Board of Directors are enclosed herewith. Please date, sign and return the enclosed Proxy at your earliest convenience. You may, of course, change or withdraw your Proxy at any time prior to the voting at the meeting. However, returning your Proxy in a timely manner will assure your representation at the annual meeting.

    Also enclosed is a copy of the Company's 1998 Annual Report to Shareholders.

                                          By order of the Board of Directors

                                          /s/ RAYMOND S. WILLOCH

                                          RAYMOND S. WILLOCH
                                          SECRETARY

April 6, 1999

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                                INTERFACE, INC.

                       2859 PACES FERRY ROAD, SUITE 2000
                             ATLANTA, GEORGIA 30339
                                ---------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                ---------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of Proxies for Class A Common Stock and Class B Common Stock by the Board of Directors of Interface, Inc. (the "Company") for use at the annual meeting of shareholders of the Company to be held on May 18, 1999, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 16, 1999.

    The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 24, 1999. On that date, the Company had outstanding and entitled to vote 46,135,204 shares of Class A Common Stock and 6,629,446 shares of Class B Common Stock. Except for (i) the election and removal of directors, and (ii) class votes as required by law or the Company's Articles of Incorporation, holders of both classes of Common Stock vote as a single class. In all cases, holders of Common Stock (of either class) are entitled to cast one vote per share.

    Each Proxy for Class A Common Stock ("Class A Proxy") or Class B Common Stock ("Class B Proxy") that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted (i) for the election of the nominees (Class A or Class B, as the case may be) listed below under the caption "Nomination and Election of Directors", (ii) for the proposal relating to the Executive Bonus Plan; and (iii) against the proposal, if presented, to implement the MacBride Principles. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

    An automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote (to establish a quorum). Abstentions are the equivalent of a non-vote since directors are elected by a plurality of the votes cast, and each other proposal would be approved if the affirmative votes cast exceed the negative votes cast. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson & Company, Inc., a proxy solicitation firm, to assist in soliciting Proxies from beneficial owners of shares of the Company's Common Stock. The fee for such assistance will be $6,500 (plus expenses).

    The closing price of the Company's Class A Common Stock as reported on The Nasdaq National Market on April 5, 1999 was $9.0625 per share. There is no public market for the Class B Common Stock (but Class B shares are convertible on a share-for-share basis into Class A shares).

                      NOMINATION AND ELECTION OF DIRECTORS
                                    (ITEM 1)

    The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the number of directors at 13. The holders of Class B Common Stock are entitled to elect a majority (seven) of the Board members. The holders of Class A Common Stock are entitled to elect the remaining (six) directors. The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

    In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors, but in no event will any Class A Proxy be voted for more than six nominees or Class B Proxy be voted for more than seven nominees. All of the nominees are currently directors of the Company, and management of the Company has no reason to believe that any nominee will not serve if elected.

    Certain information relating to each nominee proposed by the Board, including his or her principal occupation during the past five years, is set forth below.

                                CLASS A NOMINEES

               NAME (AGE)                                                INFORMATION
-----------------------------------------  -----------------------------------------------------------------------

Dianne Dillon-Ridgley (47)...............  Ms. Dillon-Ridgley was elected to the Board in February 1997. Since
                                           1994, Ms. Dillon-Ridgley has served as president of Zero Population
                                           Growth, the nation's largest grassroots organization concerned with the impacts of rapid population growth. She has also served as a senior policy analyst with the Women's Environment and Development
                                           Organization since 1993, and as an associate with the Kettering
                                           Foundation in Dayton, Ohio since 1991. In 1994, she was appointed by
                                           President Clinton to the President's Council on Sustainable Development
                                           where she serves as Co-Chair of the Council's Population and
                                           Consumption Task Force.

Carl I. Gable (59).......................  Mr. Gable, a director since March 1984, is a private investor. Mr.
                                           Gable was an attorney-at-law with the Atlanta based law firm of
                                           Troutman Sanders LLP, from March 1996 until April 1998. From September
                                           1992 until March 1996, he was a member of another Atlanta law firm,
                                           Booth Owens & Jospin (formerly Booth, Wade & Campbell). Mr. Gable serves on the Boards of numerous nonprofit organizations.

Dr. June M. Henton (59)..................  Dr. Henton was elected as a director in February 1995. Since 1985, Dr.
                                           Henton has served as Dean of the School of Human Sciences at Auburn
                                           University, which includes a program in interior environments. Dr.
                                           Henton, who received her Ph.D. from the University of Minnesota, is an accomplished author and lecturer on child and family issues. She has provided leadership for a wide variety of professional, policy and civic organizations. As a charter member of the Operating Board of the
                                           National Textile Center, Dr. Henton has significant expertise in the integration of academic and research programs within the textile industry.

               NAME (AGE)                                                INFORMATION
-----------------------------------------  -----------------------------------------------------------------------
J. Smith Lanier, II (71).................  Mr. Lanier has been a director since 1973. He is Chairman of the Board of J. Smith Lanier & Co., a general insurance agency based in West
                                           Point, Georgia. Mr. Lanier also serves as a director of Vista Eyecare,
                                           Inc. (f/k/a National Vision Associates, Ltd.), a Lawrenceville, Georgia
                                           based operator of retail optical centers. He also serves on the Boards of numerous nonprofit organizations.

Thomas R. Oliver (58)....................  Mr. Oliver was elected as a director in July 1998. He has served as
                                           Chairman and Chief Executive Officer of Bass Hotels and Resorts, the
                                           hotel business of Bass PLC, since March 1997. From June 1996 until
                                           March 1997, Mr. Oliver served as Chairman and Chief Executive Officer of AudioFax, Inc., an Atlanta based telecommunications company. From
                                           June 1993 to June 1996, he served as President and CEO of VoiceCom
                                           Systems, Inc., a leading supplier of large scale messaging systems, also in Atlanta. Mr. Oliver also serves on the Executive Committee and the Board of Directors of Bass PLC, and as a director of Bristol Hotel
                                           & Resorts, Inc., a Dallas, Texas based hotel operating company.

Clarinus C.Th. van Andel (69)............  Mr. van Andel, who has been a director since October 1988, was a partner in the law firm of Schut & Grosheide, Amsterdam, until his retirement in January 1996. He served as Chairman of the supervisory board of Interface Europe B.V. (formerly Interface Heuga B.V. and Heuga
                                           Holding, B.V.), the Company's modular carpet subsidiary based in the
                                           Netherlands, from 1984 until 1996, when the supervisory board was dissolved.

                                CLASS B NOMINEES

               NAME (AGE)                                                INFORMATION
-----------------------------------------  -----------------------------------------------------------------------

Ray C. Anderson (64).....................  Mr. Anderson has served as Chairman and Chief Executive Officer of the
                                           Company since its founding in 1973. Mr. Anderson was appointed by
                                           President Clinton to the President's Council on Sustainable Development
                                           in 1996 and currently serves as Co-Chair. He also serves on the Boards of numerous nonprofit organizations.

Brian L. DeMoura (53)....................  Mr. DeMoura joined the Company in March 1994 as President and Chief
                                           Executive Officer of Guilford of Maine, Inc. (now Interface Interior
                                           Fabrics, Inc.) ("Interface Fabrics"), the Company's principal interior fabrics subsidiary, and as a Senior Vice President of the Company. In
                                           May 1994, he was elected to the Company's Board of Directors. He is responsible for the Interior Fabrics Group, which includes the following brands: GUILFORD OF MAINE, STEVENS LINEN, TOLTEC, INTEK,
                                           CAMBORNE and GLENSIDE.

               NAME (AGE)                                                INFORMATION
-----------------------------------------  -----------------------------------------------------------------------
Charles R. Eitel (49)....................  Mr. Eitel joined the Company in November 1993 as President of Interface
                                           Flooring Systems, Inc. (the Company's principal U.S. modular carpet subsidiary, based in LaGrange, Georgia) and Interface Americas, Inc. (a wholly-owned U.S. holding company), with responsibility for the
                                           Company's modular carpet operations throughout the Americas. He was elected as a director in February 1994. In October 1994, Mr. Eitel was promoted to Executive Vice President of the Company and President and
                                           Chief Executive Officer of the Floorcoverings Group, thereby assuming overall responsibility for the Company's worldwide carpet business. In
                                           February 1997, Mr. Eitel was promoted to President and Chief Operating
                                           Officer of the Company. Mr. Eitel also serves as a director of Weeks
                                           Corporation, an industrial real estate company based in Atlanta, and
                                           Ladd Furniture, Inc., a North Carolina based furniture manufacturer.

Daniel T. Hendrix (44)...................  Mr. Hendrix, who previously was with a national accounting firm, joined the Company in 1983. He became Treasurer of the Company in 1984, Chief
                                           Financial Officer in 1985, Vice President-Finance in 1986 and Senior
                                           Vice President -Finance in October 1995. He was elected to the Board in
                                           October 1996.

Leonard G. Saulter (72)..................  Mr. Saulter has been a director since July 1987. He served as a Senior
                                           Vice President of the Company from October 1987 until June 1991. He served as President of Guilford of Maine, Inc. (now Interface Fabrics)
                                           until January 1990, and as Interface Fabrics' Chairman from January
                                           1990 until his retirement in June 1991. In October 1993, Mr. Saulter resumed the position of President of Interface Fabrics on an interim basis, serving until March 1994.

John H. Walker (54)......................  Mr. Walker was elected to the Board in October 1996. He began his career with the Company as Financial Controller of the U.K. Division of
                                           Heuga Holding B.V. (now Interface Europe, B.V.), a Netherlands based carpet tile manufacturer, which was acquired by the Company in 1988. He later served as Vice President-Sales & Marketing of Interface Europe,
                                           B.V. and in July 1995 was promoted to the position of Senior Vice
                                           President of the Company and President and Chief Executive Officer of
                                           Interface Europe, Inc. In his current position, he has responsibility for the Company's floorcovering operations in both Europe and the
                                           Asia-Pacific region.

               NAME (AGE)                                                INFORMATION
-----------------------------------------  -----------------------------------------------------------------------
Gordon D. Whitener (36)..................  Mr. Whitener joined the Company in November 1993 as Senior Vice
                                           President-Sales & Marketing of Interface Flooring Systems, Inc. In
                                           October 1994, he became a Senior Vice President of the Company and
                                           President and Chief Executive Officer of Interface Americas, Inc.,
                                           assuming responsibility for both the Company's modular carpet operations throughout the Americas and Prince Street Technologies,
                                           Ltd., the Company's commercial broadloom carpet operation based in
                                           Cartersville, Georgia. In July 1995, Mr. Whitener also assumed corporate responsibility for Bentley Mills, Inc., the Company's
                                           California based subsidiary which produces commercial broadloom and modular carpet, at which time he became a director of the Company. In
                                           April 1997, he assumed corporate responsibility for the Specialty
                                           Products Group, composed of the Company's chemical and specialty sur-
                                           face subsidiaries (Re: Source Technologies and Pandel), Intersept antimicrobial sales and licensing program, and Interface Architectural
                                           Resources raised/access flooring business unit. He is thus responsible for all of the Company's businesses in the Americas, except the
                                           Interior Fabrics Group. Mr. Whitener also serves as a director of The
                                           Carpet & Rug Institute, a national trade association representing the carpet and rug industry headquartered in Dalton, Georgia, and Aviation
                                           Group, Inc., a Texas based provider of products and services to airline companies and other aviation firms.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

    Under the Company's Bylaws, election of each of the six Class A nominees requires a plurality of the votes cast by the Company's outstanding Class A Common Stock entitled to vote and represented (in person or by proxy) at the meeting. Election of each of the seven Class B nominees requires a plurality of the votes cast by the Company's outstanding Class B Common Stock entitled to vote and represented (in person or by proxy) at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE CLASS A NOMINEES AND CLASS B NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR EACH OF THE NOMINEES (CLASS A OR CLASS B, AS APPLICABLE) UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

    The following table sets forth, as of February 1, 1999 (unless otherwise indicated), beneficial ownership of each class of the Company's Common Stock by:
(i) each person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each nominee for director, (iii) the Company's Chief Executive Officer and four other most highly compensated executive officers, and (iv) all executive officers and directors of the Company as a group.

                                                                                             AMOUNT AND                PERCENT OF
                                BENEFICIAL OWNER                                    TITLE    NATURE OF     PERCENT       CLASS A
                            (AND BUSINESS ADDRESS OF                                 OF      BENEFICIAL       OF          AFTER
                                   5% OWNERS)                                       CLASS   OWNERSHIP(1)   CLASS(1)   CONVERSION(2)
---------------------------------------------------------------------------------  -------  ------------   --------   -------------

Ray C. Anderson..................................................................  Class A      21,274(3)       *          6.6%
  2859 Paces Ferry Road, Suite 2000                                                Class B   3,268,706(3)    50.0%
  Atlanta, Georgia 30339

Ariel Capital Management, Inc....................................................  Class A   8,116,725(4)(5)   17.5%
  307 N. Michigan Avenue
  Chicago, Illinois 60601

David L. Babson and Co., Inc.....................................................  Class A   2,802,500(4)(6)    6.1%
  One Memorial Drive
  Cambridge, Massachusetts 02142

Brian L. DeMoura.................................................................  Class B     166,156(7)     2.5%           *

Dianne Dillon-Ridgley............................................................  Class B      16,000(8)       *            *

Charles R. Eitel.................................................................  Class A         298(9)       *            *
  2859 Paces Ferry Road, Suite 2000                                                Class B     431,359(9)     6.5%
  Atlanta, Georgia 30339

Carl I. Gable....................................................................  Class A         140(10)      *            *
                                                                                   Class B      73,244(10)    1.1%

Daniel T. Hendrix................................................................  Class A       2,030(11)      *            *
                                                                                   Class B     193,228(11)    3.0%

June M. Henton...................................................................  Class B      29,000(12)      *            *

J. Smith Lanier, II..............................................................  Class A      21,000(13)      *            *
  300 West Tenth Street                                                            Class B     329,648(13)    5.0%
  West Point, Georgia 31833

Thomas R. Oliver.................................................................  Class A      13,350(14)      *

Leonard G. Saulter...............................................................  Class A       6,000(15)      *            *
                                                                                   Class B      32,000(15)      *

Clarinus C.Th. van Andel.........................................................  Class B      82,000(16)    1.2%           *

John H. Walker...................................................................  Class A       3,000          *            *
                                                                                   Class B     133,556(17)    2.0%

John R. Wells....................................................................  Class A       1,258(18)      *            *
                                                                                   Class B     150,236(18)    2.3%

Gordon D. Whitener...............................................................  Class A         367(19)      *            *
                                                                                   Class B     217,968(19)    3.3%

All executive officers and directors.............................................  Class A      71,392(20)      *         10.9%
  as a group (19 persons)                                                          Class B   5,600,363(20)   75.4%

------------------------

*   Less than 1%.

(1) Shares of Class B Common Stock are convertible, on a share-for-share basis, into shares of Class A Common Stock. The number of Class A shares indicated as beneficially owned by each person or group does not include Class A shares such person or group could acquire upon conversion of Class B shares. The Percent of Class is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days (not including Class A shares that could be acquired upon conversion of Class B shares), and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2) Represents the percent of Class A shares the named person or group would beneficially own if such person or group, and only such person or group, converted all Class B shares beneficially owned by such person or group into Class A shares.

(3) Includes 8,000 Class A shares held by Mr. Anderson's wife, although Mr. Anderson disclaims beneficial ownership of such shares. Includes 13,274 Class A shares that Mr. Anderson beneficially owns through the Company's Savings and Investment Plan. All Savings and Investment Plan information included in the above table is as of December 31, 1998. Includes 8,000 Class B shares that Mr. Anderson has the right to acquire pursuant to exercisable stock options.

(4) Based upon information included in statements provided to the Company by such beneficial owners. Information with respect to David L. Babson & Co., Inc. is as of December 31, 1998.

(5) All such shares are held by Ariel Capital Management, Inc. ("Ariel") for the accounts of clients. Ariel disclaims beneficial ownership of all such shares. Ariel, in its capacity as investment adviser, has sole voting and investment power with respect to all such shares. (John W. Rogers, Jr., President and a controlling person of Ariel, may be deemed to beneficially own all such shares, but he disclaims such beneficial ownership.)

(6) All such shares are held by David L. Babson & Co., Inc. ("Babson"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Babson, in its capacity as investment adviser, has sole voting and investment power with respect to all such shares.

(7) Includes 70,300 restricted shares, and 95,826 shares that may be acquired by Mr. DeMoura pursuant to exercisable stock options.

(8) All such shares may be acquired by Ms. Dillon-Ridgley pursuant to exercisable stock options.

(9) All such Class A shares are beneficially owned by Mr. Eitel pursuant to the Company's Savings and Investment Plan. Includes 208,059 restricted Class B shares and 143,300 Class B shares that Mr. Eitel has the right to acquire pursuant to exercisable stock options.

(10) All such Class A shares are held by Mr. Gable as custodian for his son. Includes 32,000 Class B shares that Mr. Gable has the right to acquire pursuant to exercisable stock options.

(11) All such Class A shares are beneficially owned by Mr. Hendrix pursuant to the Company's Savings and Investment Plan. Includes 136,068 restricted Class B shares, and 9,900 Class B shares that Mr. Hendrix has the right to acquire pursuant to exercisable stock options.

(12) Includes 27,000 shares that Dr. Henton has the right to acquire pursuant to exercisable stock options.

(13) Includes 400 Class A shares and 157,004 Class B shares held by Mr. Lanier's wife, and 32,000 Class B shares Mr. Lanier has the right to acquire pursuant to exercisable stock options. Mr. Lanier disclaims beneficial ownership of the shares owned by his wife.

(14) Includes 1,350 shares held by Mr. Oliver's sons, of which Mr. Oliver disclaims beneficial ownership.

(15) All such Class A shares are held by Mr. Saulter's wife, and Mr. Saulter disclaims beneficial ownership of such shares. All such Class B shares may be acquired by Mr. Saulter pursuant to exercisable stock options.

(16) Includes 28,000 shares that may be acquired by Mr. van Andel pursuant to exercisable stock options.

(17) Includes 70,330 restricted shares, and 47,826 shares that may be acquired by Mr. Walker pursuant to exercisable stock options.

(18) All such Class A shares are beneficially owned by Mr. Wells pursuant to the Company's Savings and Investment Plan. Includes 74,410 restricted Class B shares, and 67,826 Class B shares that may be acquired by Mr. Wells pursuant to exercisable stock options.

(19) All such Class A shares are beneficially owned by Mr. Whitener pursuant to the Company's Savings and Investment Plan. Includes 136,068 restricted Class B shares, and 81,900 Class B shares that may be acquired by Mr. Whitener pursuant to exercisable stock options.

(20) Includes 19,252 Class A shares that are beneficially owned by certain executive officers pursuant to the Company's Savings and Investment Plan. Includes 921,847 restricted Class B shares, and 890,168 Class B shares that all executive officers and directors as a group have the right to acquire pursuant to exercisable stock options.

                    EXECUTIVE COMPENSATION AND RELATED ITEMS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain information for each of the last three fiscal years of the Company concerning compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, based on salary/bonus earned in fiscal 1998 (referred to herein as the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION                                          LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
 NAME AND PRINCIPAL POSITION    YEAR   SALARY      BONUS          OTHER         RESTRICTED      SECURITIES           ALL
                                         ($)        ($)          ANNUAL            STOCK        UNDERLYING          OTHER
                                                              COMPENSATION        AWARDS          OPTIONS       COMPENSATION
                                                                   ($)            ($)(1)          (#)(2)             ($)
Ray C. Anderson...............  1998   541,667    521,270          N/A(3)             -0-            -0-            175,000(4)
  Chairman and                  1997   472,500    484,924          N/A(3)             -0-            -0-              2,000(4)
  Chief Executive               1996   377,500    364,282          N/A(3)             -0-            -0-              1,900(4)
  Officer
Charles R. Eitel..............  1998   461,667    754,670(5)       N/A(3)         662,681         15,300             46,791(4)
  President and                 1997   407,500    742,665(5)       N/A(3)         877,838         30,600             46,791(4)
  Chief Operating               1996   359,218    375,029          N/A(3)             -0-         80,000              1,900(4)
  Officer
Gordon D. Whitener............  1998   354,167    492,039(5)       N/A(3)         428,794          9,900             40,128(4)
  Senior Vice President         1997   312,500    442,562(5)       N/A(3)         568,013         19,800             40,128(4)
  (Subsidiary President)        1996   268,750    282,033          N/A(3)             -0-            -0-              1,900(4)
Daniel T. Hendrix.............  1998   286,000    382,008(5)       N/A(3)         428,794          9,900             74,032(4)
  Senior Vice President and     1997   253,750    385,761(5)       N/A(3)         568,013         19,800             74,032(4)
  Chief Financial Officer       1996   232,500    199,924          N/A(3)             -0-            -0-              1,900(4)
John R. Wells.................  1998   260,833    275,031          N/A(3)         228,517         15,824              2,000(4)
  Vice President                1997   240,000    261,908          N/A(3)         302,634         31,652              2,000(4)
  (Subsidiary President)        1996   215,000    232,721          N/A(3)             -0-            -0-              1,900(4)

(1) Represents the dollar value of restricted stock awarded to the named executive officer (calculated by multiplying the number of shares awarded, by the closing price of the Company's Class A Common Stock as reported by the Nasdaq National Market on the date of grant). As of December 31, 1998, an aggregate of 611,284 shares of restricted stock were held by various executive officers of the Company and its subsidiaries, with an aggregate value of $5.69 million (based on the closing price of the Company's Class A Common Stock as reported on the Nasdaq National Market on such date). If the price of the Company's Class A Common Stock has appreciated 15% per annum as of the second anniversary of the grant date, one-third of each award of restricted stock disclosed in the above Summary Compensation Table will vest as of such date. Dividends are paid on awards of restricted stock from the date of grant.

(2) Retroactively adjusted to reflect a two-for-one stock split on June 15, 1998.

(3) Amount does not exceed the lesser of $50,000 or 10% of the salary/bonus paid to such individual.

(4) Includes the Company's matching contribution under the Company's Savings and Investment Plan and/or its Nonqualified Savings Plan. Also includes, in the case of Messrs. Anderson, Eitel, Hendrix and Whitener, the dollar value of the annual premiums paid by the Company under certain life insurance policies pursuant to split dollar insurance agreements with such officers.

(5) Includes an extraordinary bonus in the amount of $300,000 for Mr. Eitel and $100,000 for each of Messrs. Whitener and Hendrix. See "Employment Agreements" below.

COMPENSATION PURSUANT TO CERTAIN PLANS

    PENSION PLANS. The Company previously maintained a tax-qualified, noncontributory pension plan (the "Pension Plan") for the benefit of its employees and the employees of all U.S. subsidiaries except Interface Fabrics and Bentley Mills, Inc. In 1998, the Pension Plan was terminated and benefits were distributed to participants. In connection withh terminating the Pension Plan, the Company has added a profit-sharing component to its Savings and Investment Plan.

    SALARY CONTINUATION PLAN. The Company maintains a nonqualified salary continuation plan (the "Salary Continuation Plan") which is designed to induce selected officers of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company's other benefit programs. The Salary Continuation Plan entitles participants to (i) retirement benefits upon retirement at age 65 (or early retirement at age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the participant for a period of up to 10 years. Benefits are determined according to one of three formulas contained in the Salary Continuation Plan. The Salary Continuation Plan is administered by the Compensation Committee, which has full discretion in choosing participants and the benefit formula applicable to each. The Company's obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder); however, the Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a "Change in Control" (as such term is defined in the Salary Continuation Plan).

STOCK OPTION GRANTS

    The following table sets forth information with respect to options granted to the named executive officers during fiscal 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                                                                                         POTENTIAL
                                                                                    REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES
                                                                                       OF STOCK PRICE
                           NUMBER OF
                          SECURITIES      PERCENT OF
                          UNDERLYING     TOTAL OPTIONS    EXERCISE
                            OPTIONS       GRANTED TO        PRICE                       APPRECIATION
                            GRANTED      EMPLOYEES IN    (PER SHARE)   EXPIRATION   FOR OPTION TERM (3)
NAME                        (1)(2)           1998            (1)          DATE                    10%
                                                                                       5%
Ray C. Anderson........            0         --              --            --          --         --
Charles R. Eitel.......       15,300             2.9%    $  14.4375      1/6/08     $ 138,924  $ 352,053
Gordon D. Whitener.....        9,900             1.9%    $  14.4375      1/6/08       $89,892  $ 227,799
Daniel T. Hendrix......        9,900             1.9%    $  14.4375      1/6/08       $89,892  $ 227,799
John R. Wells..........       15,824             3.0%    $  14.4375      1/6/08     $ 143,682  $ 364,110

(1) Retroactively adjusted to reflect a two-for-one stock split on June 15, 1998.

(2) All options were granted at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. These options vest ratably over a period of five years.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth, for each of the named executive officers,
(i) the number of shares of Common Stock received upon exercise of options, (ii) the aggregate dollar value received upon exercise, (iii) the number of options held at fiscal year-end, and (iv) the value of such options at fiscal year-end.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                   VALUE OF
                                                                 NUMBER OF       UNEXERCISED
                                                                UNEXERCISED      IN-THE-MONEY
                                                                  OPTIONS          OPTIONS
                                         SHARES                  AT FISCAL        AT FISCAL
                                        ACQUIRED                YEAR-END (#)     YEAR-END ($)
                                           ON         VALUE
                                        EXERCISE    REALIZED    EXERCISABLE/     EXERCISABLE/
NAME                                       (#)         ($)     UNEXERCISABLE    UNEXERCISABLE
Ray C. Anderson......................      24,000   $ 264,000     8,000/8,000   29,000/29,000(1)
Charles R. Eitel.....................      60,000 (2) $ 717,200 145,180/126,055 547,500/142,917(1)
Gordon D. Whitener...................      --          --       75,960/51,275  199,500/35,980(1)
Daniel T. Hendrix....................      20,000 (2) $ 257,500   3,960/43,275        0/5,480(1)
John R. Wells........................      --          --       58,330/87,236  114,000/62,403(1)

(1) Aggregate market value of the shares issuable upon exercise of the options (based on December 31, 1998 closing price for Class A Common Stock of $9.3125 per share), less the aggregate exercise price payable by the named executive officer.

(2) Retroactively adjusted, as necessary, to reflect a two-for-one stock split on June 15, 1998.

EMPLOYMENT AGREEMENTS

    In April 1997, the Company entered into employment agreements with each of the named executive officers and certain other executive officers of the Company, appointing them to their current respective positions. (The employment agreements amend and restate the prior employment agreements of executive officers who had previously entered into an employment agreement with the Company.) The agreements are substantially similar, except for such differences as are noted below. Each of Messrs. Eitel's, Whitener's and Hendrix's agreement runs for an initial term of five years and thereafter for a rolling two year term, such that the remaining term is always two years; provided, that, each agreement automatically terminates on the officer's 65th birthday. Each of Messrs. Anderson's and Wells' agreement is for a rolling two year term such that the remaining term is always two years; provided, that, each agreement automatically terminates on the officer's 65th birthday. The Company may terminate any of such agreements upon two years' notice, except that, in the case of Messrs. Eitel, Whitener and Hendrix, such notice may only be given after the third anniversary of the date of the agreement. Each of Messrs. Eitel, Whitener and Hendrix are entitled under their agreement to receive an extraordinary annual bonus of up to $300,000, $100,000 and $100,000, respectively, in each of the initial five years of the employment agreements if certain performance criteria and targets are achieved.

    In the event that the Company terminates an officer's employment without just cause, the officer will be entitled to continue to receive his salary and bonus, and participate in certain employee benefit plans, for the remainder of the term of the agreement. The officer will also immediately vest in all unvested employee stock options, and a percentage of unvested restricted stock awards (as specified in the applicable restricted stock agreement). The employment agreements also contain provisions placing restrictions on the officer's ability to compete with the Company following the termination of the agreement.

CHANGE IN CONTROL AGREEMENTS

    In April 1997, each of the named executive officers and certain other executive officers of the Company entered into substantially similar "change in control agreements" with the Company. (The agreements amend and restate the prior agreements of executive officers who had previously entered into a change in control agreement with the Company.) The agreements provide for certain benefits in the event of a termination of employment under certain circumstances in connection with a "Change in Control" (as defined in the agreements) of the Company. In general, each agreement provides benefits to the officer upon an "Involuntary Termination" (essentially, termination without cause) or a "Voluntary Termination" (essentially, resignation in the face of coercive tactics) occurring within 24 months after or six months prior to the date of a change in control. Upon any such termination, the officer will be entitled to receive the following benefits: (i) the officer's then-current salary, for the balance of the term, paid in a lump sum discounted to present value; (ii) bonus payments for the balance of the term, paid in a lump sum discounted to present value and based upon the bonuses received during the two years prior to the termination, as well as a prorated bonus for the year in which employment is terminated; (iii) continuation of health and life insurance coverage for the balance of the term and (iv) continuation of eligibility to participate in Company retirement plans for the balance of the term, or the provision of comparable benefits. (In addition, the officer will immediately vest in all unvested employee stock options and restricted stock awards in the event of a Change in Control.) Benefits paid under the change in control agreements will be reduced by the compensation and benefits, if any, paid to an officer pursuant to his employment agreement with the Company. If the payment of any such benefits would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the officer is entitled to receive a "gross-up" payment to cover the amount of the excise taxes and any related taxes on the gross-up payment.

    Each of Messrs. Eitel's, Whitener's and Hendrix's agreement runs for an initial term of five years and thereafter for a rolling two year term, such that the remaining term is always two years; provided, that, each agreement automatically terminates on the officer's 65th birthday. Each of Messrs. Anderson's and Wells' agreement is for a rolling two year term such that the remaining term is always two years; provided, that, each agreement automatically terminates on the officer's 65th birthday. The Company generally may terminate any of such agreements upon two years' notice, except that, in the case of Messrs. Eitel, Whitener and Hendrix, such notice may only be given after the third anniversary of the date of the agreement.

COMPENSATION OF DIRECTORS

    The Company has a policy pursuant to which non-employee directors ("outside directors") are paid annual directors' fees of $25,000, plus $1,000 for each Board or committee meeting attended.

    The Company has agreed to pay Leonard G. Saulter, who previously served as an executive officer of the Company, $45,000 per year for a five year period ending in 1998, and $15,000 per year beginning in 1999 for the remainder of his life. The Company made the required payment during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following persons served on the Compensation Committee of the Board of Directors until December 1, 1998: Ray C. Anderson, Carl I. Gable and J. Smith Lanier, II. Mr. Anderson is the Chairman and Chief Executive Officer of the Company. Mr. Gable served as President of the Company from March 1984 until June 1985.

    During 1998, the Company paid premiums to J. Smith Lanier & Co., an insurance agency, of approximately $4,303,000 in connection with insurance policies purchased on behalf of the Company. J. Smith Lanier, II has a substantial ownership interest in this insurance agency. Management of the Company believes that the insurance brokerage transaction was effected on terms at least as favorable to the Company as could have been obtained from other sources or unrelated parties in view of the nature of the transaction and the services rendered.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The law firm with which Carl I. Gable, a director of the Company, was previously associated rendered certain legal services to the Company during fiscal 1998.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Compensation awards, and achievement criteria, for the Company's senior management are recommended annually by the Company's Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. The current members of the Compensation Committee are June M. Henton and Thomas R. Oliver (Chair), both of whom are outside directors. Until December 1, 1998, the Committee was composed of Ray C. Anderson, the Company's Chairman and Chief Executive Officer, Carl I. Gable and J. Smith Lanier, II.

    The Company's compensation program is designed to enable the Company to attract, motivate and retain outstanding senior management. The program consists of three principal components: (i) competitive base salaries, (ii) annual, variable cash bonuses based on the achievement of established financial and nonfinancial objectives, and (iii) long-term stock option and restricted stock incentives. Under the program, a substantial portion of an executive's compensation is directly linked to the

Company's financial performance and the interests of shareholders. The Committee strives to administer the program to present total compensation packages for senior executives of the Company that are commensurate with the responsibilities undertaken by the executives, and that are competitive with packages offered by comparable companies.

    The Company periodically engages a nationally recognized consulting firm to assist it in developing appropriate compensation packages for senior executives. Information concerning compensation offered by other employers in the industry, as well as other publicly traded companies similar in size and growth rate to the Company, is considered as one of several factors in developing such compensation packages. The Committee generally targets the third quartile of the comparator group in developing compensation packages for senior executives as a group, but, for fiscal 1998, made no specific determinations to set the compensation level for individual executives to correspond to the high, median or low end of such comparative data. Certain of the companies considered from time to time are included in the companies comprising the "self-determined peer group" index used in the performance graph below.

    BASE SALARY. Base salary compensation is based on a variety of factors, including the executive's level of responsibility, time with the Company, geographical cost-of-living considerations and individual contribution and performance, as well as internal equalization policies of the Company, comparison to executive pay outside of the Company, and general economic conditions. (Evaluation of certain of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.) The Committee has elected to defer consideration regarding the granting of raises in base salary to the Company's senior executives until mid-1999, as a result of recent economic conditions in the Company's principal markets.

    BONUSES. The Company's incentive compensation program is tied to Company, business unit (subsidiary) and individual performance. Each executive officer of the Company (including the Chief Executive Officer) is assigned a range of bonus potential (expressed as a percentage of base salary), and a personalized set of financial and nonfinancial objectives for the year. Evaluation of nonfinancial objectives is, inherently, somewhat subjective, and equal weight is assigned to each of these objectives. For fiscal 1998, 65% to 90% of each executive officer's bonus potential was based on measurable financial performance. Typical relative weights assigned to financial objectives are indicated below. The amount of bonus earned is determined by the degree to which the financial and nonfinancial objectives have been achieved.

    For the senior executives of the Company who are directly accountable for the profitability of subsidiaries or business groups, financial objectives for 1998 focused on: (i) operating income for operations managed, (ii) VBM (value-based management) for operations managed, (iii) reduction of off-quality and waste (under the Company's QUEST program initiated in January 1995) for operations managed, and (iv) earnings per share. Typical relative weights assigned to these financial objectives were 50%, 15%, 15% and 10%, respectively. Nonfinancial objectives for such senior executives are tailored to their respective markets and geographic regions, but consistently focus on sales and competitive strategies, strategic acquisitions, investments and alliances, synergistic cooperation with affiliated companies, technological advancements, quality control measures and employee relations.

    Mr. Anderson's financial objectives for 1998 (90% weight) were based on: (i) operating income, (ii) VBM, (iii) reduction of off-quality and waste for operations, and (iv) earnings per share. Relative weights assigned to such financial objectives were 50%, 15%, 15% and 10%, respectively. Mr. Anderson's nonfinancial objectives for 1998 (10% weight) focused on defining and advancing overall corporate strategy (including strategic acquisitions and investments, the Company's environmental and ecological initiatives, and senior management changes and succession), and also were linked to the nonfinancial objectives of the executive officers who report to him. On an aggregate basis (giving effect to relative weights), Mr. Anderson achieved 98% of target levels for his bonus objectives in 1998.

    During the fourth quarter of 1998, the Company recorded a pre-tax restructuring charge of $25.3 million related to plant closures and consolidations, headcount reduction and the write-down and disposal of certain assets. Components of the restructuring charge which were determined by the Committee to be within management's control have been factored into the calculation of 1998 bonuses.

    STOCK OPTIONS AND RESTRICTED STOCK. The Company also utilizes grants of stock options and restricted stock awards to its executives to strengthen the mutuality of interests between the Company's senior management and shareholders. Awards in recent years have been based on a long-term incentive stock program developed with the assistance of a nationally recognized consulting firm and adopted in January 1997.

    Stock options and restricted stock awards help to retain and motivate executives. Options granted under the Company's stock option plans have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant; thus, the options only have value if the market price of the Company's stock rises. Moreover, options granted under such plans typically vest incrementally over a five year period, compelling an executive to remain with the Company for a significant time period before being able to fully recognize the value of the options. The five year vesting schedule also serves to focus executives on the long-term objectives of the Company.

    Similarly, restricted stock awards increase in value as the market price of the Company's stock rises. Such awards also vest over a period of multiple years; the executive generally must remain employed with the Company for a period of nine years from the date of grant to completely vest in an award. The Committee believes stability of quality management and a proper focus on long-term Company objectives provide for enduring shareholder value. Each of the named executive officers holds stock options and restricted stock. Information concerning awards of stock options and restricted stock to the named executive officers in 1998 is shown in the Summary Compensation Table and the "Option Grants in Last Fiscal Year" table above.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to the corporation's chief executive officer or any of the four other most highly compensated executive officers. In 1998, with the exception of Messrs. Anderson and Eitel, no executive officer of the Company received more than $1,000,000 in compensation. Certain performance-based compensation, however, is not subject to the limit on deductibility imposed by
Section 162(m). The Company is seeking shareholder approval of its Executive Bonus Plan in order for that component of executive compensation to qualify in the future for deductibility under Section 162(m). See "Item II--Approval of the Executive Bonus Plan", below.

    The foregoing policies and programs are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

                                          THE COMPENSATION COMMITTEE
                                          June M. Henton
                                          Thomas R. Oliver

PERFORMANCE GRAPH

    The following graph compares, for the five year period ended January 3, 1999, the Company's total return to shareholders (stock price increase plus dividends, divided by beginning stock price) with that of (i) all U.S. companies listed on Nasdaq and (ii) a self-determined peer group comprised of companies in the commercial interiors industry.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS ($)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 NASDAQ STOCK

               Interface,
                     Inc.   Market (U.S. Companies)  Self-Determined Peer Group
1/2/94           $100.000                  $100.000                    $100.000
1/1/95            $82.685                   $97.752                     $69.349
12/31/95         $115.446                  $138.256                     $85.618
12/29/96         $132.973                  $170.223                    $104.376
12/28/97         $201.089                  $200.754                    $134.856
1/3/99           $130.807                  $293.209                    $160.868

                                              1/2/94       1/1/95      12/31/95     12/29/96     12/28/97      1/3/99
 Interface, Inc.                                 100.0         82.7        115.4        133.0        201.1        130.8
 Nasdaq Stock Market (U.S. Companies)            100.0         97.8        138.3        170.2        200.8        293.2
 Self-Determined Peer Group                      100.0         69.3         85.6        104.4        134.9        160.9

------------------------

NOTES:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 1/2/94.
E.  The Company's fiscal year ends on the Sunday nearest December 31.
F.  The following companies are included in the self-determined peer group:
    Applied Power, Inc.; Armstrong World Industries, Inc.; B/E Aerospace, Inc.; Hon Industries, Inc.; Herman Miller, Inc.; Kimball International, Inc.; Mohawk Industries, Inc.; Shaw Industries, Inc.; and USG Corp.
G. For 1998, the Company elected to use a self-determined peer group rather than the "textile mill products" published index which it had used in prior years. The Company believes that the self-determined peer group more accurately represents the commercial interiors industry in which the Company competes. In contrast, the textile index is heavily weighted in favor of traditional textile manufacturers and/or companies manufacturing products for residential markets. Set forth below is a tabular comparison of the Company's performance as compared to the textile index:

                                              1/2/94       1/1/95      12/31/95     12/29/96     12/28/97      1/3/99
 Interface, Inc.                                100.00         82.7        115.4        133.0        201.1        130.8
 Nasdaq stocks--Textile Mill Products           100.00         71.1         82.3        108.2        154.7        156.6

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held four meetings during 1998. All of the incumbent directors attended at least 75% of the meetings of the Board and of each committee of the Board on which they served that were held during the periods that they served.

    The Board of Directors has an Executive Committee currently composed of Ray
C. Anderson, Carl I. Gable and J. Smith Lanier, II. The Executive Committee met 13 times during 1998. With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

    Until December 1, 1998, Messrs. Anderson, Gable and Lanier also served as the members of the Board's Compensation Committee. The current members of the Compensation Committee are Dr. June M. Henton and Mr. Thomas R. Oliver. The Compensation Committee met four times during 1998. The function of the Compensation Committee is to evaluate the performance of the Company's senior executives, determine compensation arrangements for such executives, administer the Company's stock and other incentive plans for key employees, and review the administration of the Company's employee benefit plans.

    The Board of Directors also has an Audit Committee which, until December 1998, was composed of Mr. Gable, Dr. Henton and Leonard G. Saulter. Mr. Lanier replaced Dr. Henton as a member of this Committee on December 1, 1998. The Audit Committee met three times during 1998. The function of the Audit Committee is to review and evaluate the Company's accounting and financial reporting functions and responsibilities.

    The Board of Directors also has a Nominating Committee, currently composed of Mr. Anderson, Mr. Gable, Dr. Henton and Charles R. Eitel. The Nominating Committee met once in 1998. The function of the Nominating Committee is to review the qualifications of potential candidates, and to nominate candidates to fill vacancies on the Board. The Nominating Committee will consider candidates recommended by shareholders. Shareholder recommendations must comply with the procedures for shareholder proposals set forth in Article II, Section 9 of the Company's Bylaws.

                      APPROVAL OF THE EXECUTIVE BONUS PLAN
                                    (ITEM 2)

    On February 23, 1999, the Board of Directors adopted, subject to shareholders' approval, the Executive Bonus Plan (the "Plan"). The Company's shareholders are being asked to approve the Plan solely for the purpose of ensuring that bonuses paid to the Company's chief executive officer and its four other most highly compensated executive officers ("Section 162(m) Officers") are fully deductible for tax purposes by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code.

    The Plan will be administered by the Compensation Committee which will have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. All decisions of the Compensation Committee and its actions with respect to the Plan are final, binding and conclusive.

    The Compensation Committee will determine which of the Company's officers will participate in the Plan for each fiscal year. The Compensation Committee will specifically identify any participants who it determines are Section 162(m) Officers with respect to each performance period. For 1999, Messrs. Anderson, Eitel and Whitener have been designated as Section 162(m) Officers.

    The Compensation Committee will grant awards under the Plan for each performance period at such time as it deems appropriate; provided, that, awards to Section 162(m) Officers will be made no later than 90 days after the first day of each performance period. Potential bonuses payable under the Plan will be tied to the attainment of performance objectives, and will be stated as a percentage of each Participant's base salary. Performance objectives will be based on specified levels or increases in any or all of the Company's (or a subsidiary's) operating income, cash flow, reduction of off-quality and waste, return on equity, earnings per share, return on capital, return on assets, value-based management, earnings before interest and taxes, sales growth, gross margin, total earnings, earnings growth or an increase in the fair market value of the Company's Common Stock. In addition, as to participants who are not
Section 162(m) Officers, the Committee may establish other performance goals, including goals relating to individual performance and non-financial objectives. The maximum potential bonus payable under the Plan to any participant for any fiscal year is $1,750,000.

    The Compensation Committee will determine the extent to which the performance objectives for the fiscal year have been attained and determine the actual bonus amount payable to each participant in accordance with the awards established for the fiscal year. The Compensation Committee may not increase the amount of a Section 162(m) Officer's bonus for any reason. Subject to the foregoing, the Compensation Committee has the right, in its sole discretion, to adjust the bonus payable to any participant based on individual or Company performance factors that the Compensation Committee deems relevant. The Plan provides for the accelerated payment of a pro rata portion of existing awards in the event of a "Change in Control" of the Company (as such term is defined in the Plan).

    The Board of Directors has approved the Plan, and has recommended that it be submitted to the shareholders at the annual meeting for their approval. The Board of Directors may terminate the Plan at any time and may, from time to time, amend the terms of the Plan; provided, however, that no such amendment shall adversely affect any right of a Participant with respect to any award previously made, and provided further that no amendment that requires shareholder approval for the Plan to continue to comply with Section 162(m) shall be effective absent shareholder approval. The Plan will terminate five years after approval by the shareholders, unless it is again approved by the shareholders at that time. The Board of Directors believes that the approval of the Plan is in the Company's and shareholders' best interests. The full text of the Plan is set forth as Appendix A to this Proxy Statement.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

    Under the Company's Bylaws, adoption of the Plan is approved if the affirmative votes cast by the Company's outstanding shares entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

                 RESOLUTION CONCERNING THE MACBRIDE PRINCIPLES
                                    (ITEM 3)

    The Company is informed that the New York City Employees' Retirement System, Teachers' Retirement System, Police Department Pension Fund and Fire Department Pension Fund, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007, and the Minnesota State Board of Investment, MEA Building, 55 Sherburne Avenue, St. Paul, Minnesota 55155, holders of a total of 248,223 shares of Class A Common Stock, intend to introduce at the annual meeting the following resolution:

    WHEREAS, Interface, Inc. operates a wholly-owned subsidiary in Northern Ireland, Interface Europe, Ltd.;

    WHEREAS, the ongoing peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

    WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

    WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under-represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

    RESOLVED, the aforementioned shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

VOTE REQUIRED AND RECOMMENDATION OF BOARD

    Under the Company's Bylaws, the proposal to implement the MacBride Principles is approved if the affirmative votes cast by the Company's outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

PROPOSING SHAREHOLDERS' STATEMENT ON PROPOSAL

    Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

    In May 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS V. AMERICAN BRANDS, 634 F. Supp. 1382 (S.D.N.Y., May 12,
1986). The Fair Employment (Northern Ireland) Act was amended in 1989.

    An endorsement of the MacBride Principles by Interface, Inc. will demonstrate the company's concern for human rights and equality of opportunity in its international operations.

    Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS' STATEMENT ON PROPOSAL

    The Board of Directors favors a vote AGAINST this proposal.

    As a matter of corporate policy, the Company shares the concern of the proposing shareholders regarding equal employment in Northern Ireland and elsewhere. The Company's policy worldwide is to offer employment and advancement on a fair and nondiscriminatory basis. It is the policy of the Company that equal employment opportunities be extended to qualified persons regardless of their age, race, color, sex, religion or national origin, and the Board of Directors supports this commitment.

    Furthermore, the Board of Directors believes that the Company's employment policies in Northern Ireland are consistent with the principles of fair employment and equal opportunity, and fulfill the requirements of law that there be no discrimination in employment and that employment practices not have the effect of making it more difficult for persons of any particular religious belief to obtain employment or advancement. The Company adheres to the Fair Employment (Northern Ireland) Act of 1989 (the "Fair Employment Act"), which makes religious discrimination and preferential treatment in employment illegal. The Fair Employment Act requires the Company to monitor its work force, submit annual returns and regularly review its employment procedures; allows the Fair Employment Commission to oversee such reviews; and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs, including, in some instances, a refusal to allow employers to obtain government contracts. In addition, as an employer with more than 25 employees in Northern Ireland, the Company has registered under the Fair Employment Act, and thus works with the Fair Employment Commission to further ensure that its employment procedures are not discriminatory.

    The Board of Directors does not believe, however, that it is advisable for the Company to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. The Company believes that governmental action is the proper method by which to address the difficulties in Northern Ireland, and that the Fair Employment Act adequately addresses the concerns raised by the MacBride Principles. The Company also believes that implementing some of the Principles (for example, numbers 1 and 8) could cause the Company to go beyond encouraging minority employment and to engage in reverse discrimination, which is illegal under the laws of the United Kingdom. Although the shareholder proposal endorses only "lawful" activity, the Company believes the difficulty in distinguishing between legal and illegal behavior in this area makes it inadvisable for the Company to formally adopt the Principles as a matter of corporate policy. Other aspects of the Principles could require the Company to take actions which are beyond its power to accomplish. For example, Principle 2 could be interpreted to require the Company to guarantee adequate security to employees while traveling to and from work, which obviously is impossible for any employer to ensure anywhere in the world. In addition, many of the policies suggested by the Principles are already encompassed within the Company's current policy of equal employment opportunity.

    For the foregoing reasons, the Board of Directors does not believe that adoption of this resolution is advisable or that such adoption would advance the Company's existing commitment to fair employment practices. If the votes cast in favor of the resolution are less than 6% of the total number of votes cast, the Company can delete this proposal from future proxy statements; the Board of Directors thus urges you to vote AGAINST this proposal.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Nasdaq National Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1998 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

                INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

    BDO Seidman, LLP served as the principal independent auditors for the Company during fiscal 1998. Management of the Company anticipates that BDO Seidman will be the independent auditors for the current fiscal year, but the Board of Directors has not yet considered the selection of public accountants for the current year. Representatives of BDO Seidman are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the Company's 2000 annual meeting must be received by the Company no later than December 7, 1999, in order to be eligible for inclusion in the Company's Proxy Statement and form of Proxy for that meeting.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

    Management of the Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                          By order of the Board of Directors

                                          /s/ Raymond S. Willoch

                                          RAYMOND S. WILLOCH
                                          SECRETARY

April 6, 1999

                                   APPENDIX A
                                INTERFACE, INC.
                              EXECUTIVE BONUS PLAN

1. PURPOSE.

    The purpose of the Interface, Inc. Executive Bonus Plan is to provide bonus compensation for selected officers of Interface, Inc. The Plan is intended to meet the requirements for "qualified performance-based compensation" under
Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS.

    The following capitalized terms, as used herein, shall have the following meanings:

(a) "Annual Base Salary" shall mean: (i) with respect to any Participant other than a Section 162(m) Officer, the base salary paid to such Participant during any Performance Period; and (ii) with respect to any Section 162(m) Officer, the annual rate of base salary of such Section 162(m) Officer in effect on the first day of any Performance Period.

(b) "Award" shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(c) "Board" shall mean the Board of Directors of Interface.

(d) "Change in Control" shall mean the occurrence of an event described in
    Section 5(d) hereof.

(e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(f) "Committee" shall mean a committee of the Board as described in Section 3 hereof.

(g) "Company" shall mean, collectively, Interface and its direct and indirect subsidiaries.

(h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i) "Interface" shall mean Interface, Inc., a Georgia corporation.

(j) "Participant" shall mean an officer of the Company who is, pursuant to
    Section 4 of the Plan, selected to participate in the Plan.

(k) "Performance Goal" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Goals may relate to attainment by the Company or a subsidiary or business unit of specified levels or increases in any or all of the following: (i) operating income for operations managed; (ii) cash flow for operations managed; (iii) reduction of off-quality and waste (under the Company's "war on waste" program initiated in January 1995); (iv) return on equity; (v) earnings per share; (vi) return on capital; (vii) return on assets; (viii) value-based management; (ix) earnings before interest and taxes; (x) sales growth; (xi) gross margin; (xii) total earnings; (xiii) earnings growth; or (xiv) increase in the fair market value of Interface's common stock. In addition, with respect to Participants who are not Section 162(m) Officers, the Committee may establish other Performance Goals, including goals relating to individual performances and non-financial objectives.

(l) "Performance Period" shall mean the Company's fiscal year.

(m) "Plan" shall mean the Interface, Inc. Executive Bonus Plan.

(n) "Section 162(m) Officer" shall mean an officer of the Company who, in the Committee's determination made at the time of any Award, is or may become a "covered employee" as defined in Section 162(m) of the Code and the regulations thereunder.

3. ADMINISTRATION.

(a) GENERAL. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation: the authority to grant Awards; to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

(b) MEMBERS. The Committee shall consist of two or more members of the Board, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

(c) LIABILITY. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4. ELIGIBILITY.

    The Committee shall select which officers of the Company are to participate in the Plan for a Performance Period. In selecting the officers of the Company who are eligible to participate in the Plan and in establishing the terms of Awards granted to such Participants, the Committee may accept such recommendations of the senior management of the Company as it deems appropriate. The Committee shall specifically identify any Participants who it determines are
Section 162(m) Officers with respect to each Performance Period.

5. TERMS OF AWARDS.

(a) IN GENERAL. The Committee shall grant awards under the Plan for each Performance Period at such time or times as it deems appropriate; provided, Awards to Section 162(m) Officers shall be made not later than 90 days after the first day of each Performance Period. Awards shall be expressed as a percentage of a Participant's Annual Base Salary. The Committee shall specify the Performance Goals applicable to each Award, as well as the percentage of the Award assigned to each Performance Goal. The terms of an Award may contain a range of target levels so that a Participant who fails to achieve the maximum target level for a Performance Goal may still earn a portion of the potential bonus related to such Performance Goal. The terms of an Award to a Section 162(m) Officer must state an objective formula or standard for determining the amount of compensation payable to the Participant. The maximum amount of compensation that may be paid to any Participant in respect of an Award for any Performance Year is $1,750,000. Unless otherwise provided by the Committee in connection with the termination of employment of a Participant due to death or disability or involuntary termination without cause prior to the last day of a Performance Period, or except as set forth in Section 5(d) hereof, payment in respect of Awards to a Section 162(m) Officer shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained and the Participant is employed by the Company on the last day of the Performance Period. Awards granted pursuant to the Plan shall be evidenced in the minutes of the Committee or in such other written form as the Committee shall determine appropriate.

(b) CERTIFICATION OF PERFORMANCE CRITERIA. After the end of each Performance Period, the Committee shall determine the extent to which the Performance Criteria have been achieved for that Performance Period and shall approve the compensation to be paid to each Participant. The Committee in its sole discretion may reduce, but not increase, the amount of compensation that otherwise would be payable under the Plan to a Section 162(m) Officer if the Committee determines such reduction to be appropriate based on personal, corporate or other factors that the Committee deems appropriate. With respect to Participants other than Section 162(m) Officers, the Committee may take into account such factors (including, without limitation, individual job performance, the effect of unanticipated events on the Company's financial performance or other subjective criteria) as it deems appropriate in determining whether the Performance Criteria have been satisfied and in determining the amount of compensation payable to any such Participant.

(c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash within a reasonable period after the end of the Performance Period, subject to deferral as provided by the Committee or under any applicable deferred compensation plan of the Company.

(d) CHANGE IN CONTROL. Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a "Change in Control" of Interface shall occur, the Performance Period outstanding at the time of such Change in Control shall be deemed to have been completed, the maximum level of performance set forth under the respective Performance Goals shall be deemed to have been attained and a pro rata portion (based on the number of full and partial months that have elapsed with respect to such Performance Period) of each outstanding Award granted to each Participant for the outstanding Performance Period shall become immediately payable in cash to each Participant.

    For purposes of this Section 5(d), a Change in Control of Interface shall occur upon the happening of the earliest to occur of the following:

    (i) During such period as the holders of Interface's Class B common stock are entitled to elect a majority of Interface's Board, the Permitted Holders (as defined below) shall at any time fail to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the majority of the issued and outstanding shares of the Class B common stock;

    (ii) At any time during which the holders of Interface's Class B common stock have ceased to be entitled to elect a majority of Interface's Board, the acquisition by any "person," entity, or "group" of "beneficial ownership" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors ("Voting Stock") of (A) Interface, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (iii)(A) or (iii)(B) immediately below;

   (iii) The effective time of (A) a merger, consolidation or other business combination of Interface with one or more corporations as a result of which the holders of the outstanding Voting Stock of Interface immediately prior to such merger or consolidation hold less than 51 percent of the

         Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which Interface owns at least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of Interface; and

    (iv) The election to the Board, without the recommendation or approval of Ray C. Anderson if he is then serving on the Board, or, if he is not then serving, of the incumbent Board, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of Interface then in office.

    As used herein, "PERMITTED HOLDERS" shall mean the individuals listed on
Schedule 10.11 to the Second Amended and Restated Credit Agreement dated June 25, 1997, by and among Interface, certain of its subsidiaries, SunTrust Bank and the other bank parties thereto (regardless of whether said agreement is terminated or continues in force and effect), provided that, for purposes of this definition, the reference to each such individual shall be deemed to include the members of such individual's immediate family, such individual's estate, and any trusts created by such individual for the benefit of members of such individual's immediate family.

6. GENERAL PROVISIONS.

(a) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(b) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the company or to be entitled to any remuneration or benefits not set forth in the Plan or such other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

(c) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(d) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code
    Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan. To the extent then required under Section 162(m) of the Code, the Plan shall again be submitted to the shareholders of the Company for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders first approve the Plan, and the Plan shall terminate if such approval is not obtained.

(e) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(f) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

(g) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the shareholders of the Company to the extent required under Section 162(m) of the Code. In the absence of such approval, any Award theretofore granted to a Section 162(m) Officer under the Plan shall be null and void.

(h) BENEFICIARY. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant's estate shall be deemed to be the grantee's beneficiary.

(i) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with the requirements for qualified performance-based compensation under Section 162(m) of the Code, and all applicable provisions hereof shall be construed in a manner to so comply.

                              CLASS A COMMON STOCK

                                INTERFACE, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Ray C. Anderson and J. Smith Lanier, II, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 18, 1999, and any adjournment thereof.

    THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2, AND "AGAINST" PROPOSAL 3, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.
--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

   ---------------------------------------------------------------------------
   ---------------------------------------------------------------------------
   Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the cases of joint tenants, each joint owner must sign.
   -------------------------------------------------------------------------

  /X/ PLEASE MARK VOTES
  AS IN THIS EXAMPLE
                                                THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION OF THE LISTED NOMINEES.
                                                1. Election of Directors.
             CLASS A COMMON STOCK               DIANNE DILLON-RIDGLEY; CARL I. GABLE; JUNE M.                              FOR ALL
               INTERFACE, INC.                  HENTON; J SMITH LANIER, II; THOMAS R. OLIVER; AND    FOR ALL              NOMINEES
                                                CLARINUS C. TH. VAN ANDEL.                          NOMINEES   WITHHOLD    EXCEPT
                                                (INSTRUCTION: To withhold authority to vote for        / /        / /        / /
                                                any individual nominee, mark the "For All Except"
                                                box and strike a line through the name(s) of the
                                                nominee(s). Your shares will be voted for the
                                                remaining member(s).

                                                THE BOARD OF DIRECTORS FAVORS A VOTE "FOR"             FOR      AGAINST    ABSTAIN
                                                PROPOSAL 2.
                                                2. Proposal to approve the Company's Executive
                                                Bonus Plan.
                                                                                                       / /        / /        / /
               CONTROL NUMBER:
             RECORD DATE SHARES:

                                                THE BOARD OF DIRECTORS FAVORS A VOTE "AGAINST"         FOR      AGAINST    ABSTAIN
                                                PROPOSAL 3.
                                                3. Proposal submitted by two shareholders
                                                requesting implementation of the MacBride
                                                   Principles.
                                                                                                       / /        / /        / /
                                                4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

Please be sure to sign and date this Proxy.   Date
           Shareholder sign here              Co-owner sign here

DETACH CARD                                                          DETACH CARD

                              CLASS B COMMON STOCK

                                INTERFACE, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

                      1999 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Ray C. Anderson and J. Smith Lanier, II, or either of them, with power of substitution to each, the proxies of the undersigned to vote the Class B Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 18, 1999, and any adjournment thereof.

    THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2, AND "AGAINST" PROPOSAL 3, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

--------------------------------------------------------------------------------
       PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

   ---------------------------------------------------------------------------
   ---------------------------------------------------------------------------
   Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.
   -------------------------------------------------------------------------

  /X/ PLEASE MARK VOTES
  AS IN THIS EXAMPLE
                                                THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION OF THE LISTED NOMINEES.
                                                1. Election of Directors.
             CLASS B COMMON STOCK               RAY C. ANDERSON, BRIAN L. DEMOURA, CHARLES R.                              FOR ALL
               INTERFACE, INC.                  EITEL, DANIEL T. HENDRIX, LEONARD G. SAULTER, JOHN   FOR ALL              NOMINEES
                                                H. WALKER and GORDON D. WHITENER.                   NOMINEES   WITHHOLD    EXCEPT
                                                INSTRUCTION: To withhold authority to vote for any     / /        / /        / /
                                                individual nominee, mark the "For All Except" box
                                                and strike a line through the name(s) of the
                                                nominee(s). Your shares will be voted for the
                                                remaining nominee(s).

                                                THE BOARD OF DIRECTORS FAVORS A VOTE "FOR"             FOR      AGAINST    ABSTAIN
                                                PROPOSAL 2.
                                                2. Proposal to approve the Company's Executive
                                                Bonus Plan.
                                                                                                       / /        / /        / /
               CONTROL NUMBER:
             RECORD DATE SHARES:

                                                THE BOARD OF DIRECTORS FAVORS A VOTE "AGAINST"         FOR      AGAINST    ABSTAIN
                                                PROPOSAL 3.
                                                3. Proposal submitted by two shareholders
                                                requesting implementation of the MacBride
                                                   Principles.
                                                                                                       / /        / /        / /
                                                4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting.

Please be sure to sign and date this Proxy.   Date
           Shareholder sign here              Co-owner sign here

DETACH CARD                                                          DETACH CARD